Automatic Reinsurance Agreement

Between

MONY LIFE INSURANCE COMPANY OF AMERICA (MLOA)
Phoenix, Arizona

(Hereinafter called the CEDING COMPANY)

And

RGA REINSURANCE COMPANY
Chesterfield, Missouri

(Hereinafter called the REINSURER)

(MLOA Treaty No. 2004-29T)
Effective July 22, 2004

CONTENTS

Articles

SCHEDULES

The CEDING COMPANY shall cede reinsurance to the REINSURER in accordance with the terms of this Agreement.

Article I

Automatic Coverage

A. All Provisions of this Agreement are subject to the laws of the State of New York.

B. Reinsurance hereunder will be ceded automatically by the CEDING COMPANY on an excess quota-share basis. The REINSURER'S percentage of participation in each risk ceded will be shown in Schedule B.

C. For each risk on which reinsurance is ceded, the CEDING COMPANY will retain its full-published retention, as listed in Schedule D, at the time of issue, taking into account both currently issued and previously issued policies for both direct and assumed business.

D. For policies listed in Schedule A issued on or after the effective date of this Agreement, the CEDING COMPANY will cede and the REINSURER will automatically accept its share of the excess risk, in accordance with the terms and conditions of this Agreement, if all of the following conditions are met for each insured life:

1. The sum of the policy face amount and any other net amount at risk that the insured has with the CEDING COMPANY does not exceed the automatic binding limits shown in Schedule B.

2. The sum of the amount of insurance already in force and applied for on that life, in all companies, does not exceed the Jumbo Limit as shown in Schedule B.

3. The CEDING COMPANY has not, within two years prior to the date of application for the policy, made facultative application for reinsurance of the risk to the REINSURER or any other reinsurer unless the reason for any prior facultative submission was solely for capacity that may now be accommodated within the terms of this Agreement.

4. The insured(s) must be a citizen or permanent resident of the U.S. or Canada or a permanent resident of a country shown in Schedule E.

5. The risk is conventionally underwritten by the CEDING COMPANY according to MLOA's standard underwriting practices and guidelines, including those related to HIV testing. The CEDING COMPANY applies its normal underwriting guidelines to the risks.

6. The plan is listed in Schedule A.

7. The issuance and delivery of the insurance constituted the doing of business in a jurisdiction in which the CEDING COMPANY was properly licensed and the policy is authorized by the CEDING COMPANY'S corporate charter.

E. The REINSURER agrees not to retrocede business ceded under this agreement to the CEDING COMPANY.

Article II

Facultative Underwriting Facility

A. The CEDING COMPANY may submit any application on a plan or rider listed in Schedule A to any or all REINSURERS for facultative underwriting or consideration.

B. Notification. The CEDING COMPANY will send to the REINSURER all information it has about the risk, including specifically but not limited to, copies of the application, medical examiners' reports, attending physicians' statements, inspection reports and other papers bearing on the insurability of the risk. Upon receipt of all information, REINSURER will notify the CEDING COMPANY of its classification of the risk or its rejection of the risk within 24 hours. CEDING COMPANY shall notify REINSURER by the end of the business day following receipt of REINSURER'S offer of facultative reinsurance whether it accepts such offer.

C. Sections A and B notwithstanding, the CEDING COMPANY retains the right to submit a risk for facultative coverage outside of this agreement. Any risk for which facultative reinsurance coverage is sought, shall be ineligible for automatic reinsurance coverage under this agreement.

D. Any facultative application accepted by the REINSURER for the plans covered under this agreement will appear on the statements as described in Article V.

Article III

Premiums

A. Plans of insurance listed in Schedule A will be reinsured on a yearly renewable term basis for the net amount at risk on that portion of the policy which is reinsured with the REINSURER.

B. The CEDING COMPANY will pay the REINSURER the reinsurance premiums described in Schedule C.

C. The REINSURER shall not reimburse the CEDING COMPANY for state premium taxes the latter may be required to pay on reinsurance ceded.

D. For technical reasons solely related to deficiency reserves, the Life reinsurance rates cannot be guaranteed for more than one year. However, the REINSURER anticipates continuing to accept premiums on the basis of the rates as described in Schedule C for reinsurance ceded at these rates. If the REINSURER deems it necessary to increase rates, such increased rates cannot be higher than the valuation net premiums for yearly renewable term insurance calculated using the minimum statutory mortality rates and maximum statutory interest rate for each year of issue.

Article IV

Premium Administration

A. Premium Reporting

Within sixty (60) days following the end of each month, the CEDING COMPANY will send the REINSURER a statement showing the premiums due for all new cessions, net of claims in accordance with Article XII, processed during the month just ended and for renewing cessions with anniversaries in that month. The monthly statements shall contain the following information:

a. Premium subtotals adequate for the REINSURER to use for its premium accounting including first year and renewal year totals.

b. Totals for in-force, new business, changes and each type of termination, as of the end of the month. "Totals" refer to the number of policies reinsured and the net amount at risk reinsured.

In addition, the CEDING COMPANY will provide the REINSURER with an in-force listing of reinsured business within sixty (60) days after the close of the calendar year. This in-force listing will contain information adequate for the REINSURER to audit its in-force records.

Any premium adjustments due to terminations, reinstatements, reissues or other changes will also be listed. The CEDING COMPANY will remit within thirty (30) days the net amount shown as due the REINSURER. Premiums will be remitted net of applicable claims in accordance with Article XI. All premiums not paid within thirty (30) days of the billing statement date shown on the statement will be in default.

B. The REINSURER reserves the right to charge interest on a monthly basis at the prime rate as of December 31 of the prior year offered by the Chase Manhattan Bank Corporation when:

1. Actual or estimated renewal premiums are not paid within sixty (60) days of the due date shown on the statement.

2. Premiums for new business are not paid within one hundred eighty (180) days of the effective date of the policy.

C. The REINSURER will have the right to terminate this Agreement when premium payments are in default by giving ninety (90) days written notice of termination to the CEDING COMPANY. As of the close of the last day of this ninety day notice period, the REINSURER'S liability for all risks reinsured associated with the defaulted premiums under this Agreement will terminate; reinsurance of policies for which reinsurance premiums fall due subsequent to the month of the defaulted premiums will automatically terminate as of the last date for which premiums have been paid for each policies unless reinsurance premiums on those policies are paid before their remittance dates and this Agreement remains in force as set forth below. The first day of the ninety (90) days notice of termination will be the day the notice is received in the mail by the

Article IV

Premium Administration (continued)

CEDING COMPANY or if the mail is not used, the day it is delivered to the CEDING COMPANY.

If all premiums in default are received within the ninety day notice period set forth above, this Agreement will remain in effect without change.

D. Premiums will be payable annually in advance. If the reinsurance is reduced, terminated or increased by reinstatement during the year, pro-rata adjustment will be made by the CEDING COMPANY and the REINSURER on all premium items.

E. All payments between the CEDING COMPANY and the REINSURER may be paid net of any amount due and unpaid under this Agreement.

Article V

Increasing Amounts At Risk

Reinsurance under this Agreement will include increases in amounts at risk due to the normal function of increasing or expanding plans or riders. Such increases will be accepted up to the Automatic Binding limits in Schedule B. The CEDING COMPANY'S retention on the policy will remain constant. Any change in the net amount at risk due to changes in the policy's cash value or account value will be allocated to the REINSURER(s).

Article VI

Errors and Omissions

If either the CEDING COMPANY or the REINSURER fails to perform an obligation that affects this Agreement and such failure results in an error on the part of the CEDING COMPANY or the REINSURER, the error will be corrected by restoring both the CEDING COMPANY and the REINSURER to the positions they would have occupied had no such error occurred. An error is a clerical mistake made inadvertently and excludes errors of judgment and all other forms of error.

Article VII

Expense of Original Policy

The CEDING COMPANY will bear the expense of all medical examinations, inspection fees and other charges incurred in connection with the original policy.

Article VIII

Recapture Privileges

A. If, at any time, the CEDING COMPANY changes its existing retention limits, as shown in Exhibit A, written notice of the change will promptly be given to the REINSURER.

B. The CEDING COMPANY may apply the new limits of retention to existing reinsurance and reduce and recapture reinsurance in force in accordance with the following rules:

1. The CEDING COMPANY will notify the REINSURER of its intent to recapture under this Article at least thirty (30) days prior to any recaptures.

2. No recapture will be made unless this Agreement has been in force ten (10) years for single life and twenty (20) years for joint life.

3. Recapture will become effective on the policy anniversary date following the 30 day notification period set forth above.

4. No recapture will be made unless the CEDING COMPANY retained its maximum limit of retention for the plan, age, and mortality rating at the time the policy was issues. No recapture will be allowed in any class of fully reinsured business or in any classes of risks for which the CEDING COMPANY established special retention limits less than the CEDING COMPANY'S maximum retention limits for the plan, age and mortality rating at the time the policy was issued.

5. If any reinsurance is recaptured, all reinsurance eligible for recapture under the provisions of this Article must be recaptured.

6. If there is reinsurance in other companies on risks eligible for recapture, the necessary reduction is to be applied to each company in proportion to the total outstanding reinsurance, subject to the provisions of the applicable reinsurance agreements.

Article IX

Terminations and Reductions

A. Unless it is recaptured in accordance with Article VIII, reinsurance under this Agreement will remain in force as long as the reinsured policy remains in force without reduction except as set forth below in this Article.

B. Termination or reductions will take place in accordance with the following rules:

1. In the event of the reduction, lapse, or termination of a policy or policies reinsured under this Agreement or any other agreement, the CEDING COMPANY will, in order to maintain its full retention, reduce or terminate reinsurance on that life. The reinsured amount will be reduced, effective on the same date, by the full amount of the reduction of the affected policies. The reinsurance reduction will apply first to the policy or policies being reduced and then, on a chronological basis, to other reinsured policies on the life, beginning with the oldest policy. If the amount of reduction exceeds the risk amount reinsured, the reinsurance on the policy or policies will be terminated. The REINSURER will refund any unearned reinsurance premiums.

2. Termination or reduction of a wholly reinsured policy (e.g. facultative cases) will not affect other insurance in force.

C. Whenever the total amount of insurance on a policy reduces to $xxxxx or less, the reinsurance will be wholly recaptured, if such policy has been in force for at least three years.

Article X

Reinstatement, Continuations, Extended Term and Reduced Paid - Up Insurance

A. Any policy originally reinsured in accordance with the terms and conditions of this Agreement by the CEDING COMPANY may be automatically reinstated with the REINSURER so long as the policy is reinstated in accordance with the terms and rules of the CEDING COMPANY. The CEDING COMPANY will pay the REINSURER its share of reinsurance premiums corresponding to the amounts collected or charged for the reinstatement of such policy.

B. A continuation is a new policy replacing a policy issued earlier by the CEDING COMPANY or a change in an existing policy that is issued or made either:

   1. Under the terms of the original policy, or

   2. Without the same new underwriting information the CEDING COMPANY would obtain in the absence of the original policy, or

   3. Without a suicide exclusion period or contestable period of equal duration to those contained in new issues by the CEDING COMPANY, or

   4. Without the payment of the same commissions in the first year that the CEDING COMPANY would have paid in the absence of the original policy.

C. Continuations will be reinsured under this Agreement only if the original policy was reinsured with the REINSURER. Premium calculations will be made on a point in scale basis. The amount of reinsurance under this Agreement will not exceed the amount of the reinsurance of the original policy with the REINSURER immediately prior to the continuation.

D. If the original policy lapses and continues as extended term or reduced paid-up insurance, reinsurance under this Agreement will continue subject to recapture for any reduction as set forth above.

Article XI

Liability

A. The liability for automatic reinsurance ceded to the REINSURER under this Agreement will commence simultaneously with that of the CEDING COMPANY. The liability for reinsurance ceded to the REINSURER under the Facultative Underwriting Facility, as described in Article II of this Agreement, will commence as of the commencement of CEDING COMPANY'S liability, provided CEDING COMPANY has accepted REINSURER'S offer.

B. The REINSURER will not be liable for proceeds paid under the CEDING COMPANY'S conditional receipt or temporary insurance agreement unless conditions for automatic coverage under Article I of this Agreement are met.

C. The liability of the REINSURER for all reinsurance under this Agreement will cease simultaneously with the liability of the CEDING COMPANY and will not exceed the CEDING COMPANY'S contractual liability under the terms of its policies except to the extent provided in Article XII.

D. The REINSURER shall in all circumstances follow the fortunes of the CEDING COMPANY in respect of all risks reinsured under this agreement except as provided in Article XII.

Article XII

Claims

A. The CEDING COMPANY shall report promptly to the REINSURER any information respecting a claim under the policy. Such claim made upon the CEDING COMPANY shall be accepted by the REINSURER as a claim upon it for the amount of reinsurance in force on the date the claim is incurred.

In every case of loss, copies of the claim proofs obtained by the CEDING COMPANY together with proof of the amount paid on such claim by the CEDING COMPANY and copies of the insured's death certificate will be furnished to the REINSURER on all claims. Claim amounts will be deducted from monthly premiums. The claims and premiums will be separately itemized on each statement. Payment by the REINSURER shall be made in one lump sum regardless of the mode of settlement under the policy. The CEDING COMPANY'S contractual liability for death claims is binding on the REINSURER. The maximum death benefit payable to the CEDING COMPANY under each reinsured policy is the net amount at risk specifically reinsured hereunder; the REINSURER will not be nor become liable for any amounts or reserves to be held by the CEDING COMPANY on policies reinsured under this Agreement. The total reinsurance in all companies on a policy shall not exceed the CEDING COMPANY'S total contractual liability on the policy, less its amount retained on the policy. The excess, if any, of the total reinsurance in all companies plus the CEDING COMPANY'S retained amount on the policy over its contractual liability under the reinsured policy will first be applied to reduce all reinsurance on the policy. This reduction in reinsurance will be shared among all the reinsurers in proportion to their respective amounts of reinsurance prior to the reduction.

B. The CEDING COMPANY will notify the REINSURER of its intention to contest, compromise, or litigate a claim. Unless it declines to participate in the results of such action, the REINSURER will pay its share of any settlement up to the maximum that would have been payable under the specific policy had there been no controversy plus its share of specific expenses, including legal or arbitration costs, special investigations or similar expenses, but excluding salaries of employees therein involved, routine investigative or administrative expenses and expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits.

C. If the REINSURER declines to be a party to the contest, compromise, or litigation of a claim, it will pay its full share of the amount reinsured, as if there had been no contest, compromise, or litigation, and its proportionate share of covered expenses incurred to the date it notifies the CEDING COMPANY it declines to be a party.

D. In no event will the REINSURER participate in punitive or compensatory damages which are awarded against the CEDING COMPANY as a result of an act, omission or course of conduct committed solely by the CEDING COMPANY in connection with the insurance reinsured under this Agreement. The REINSURER shall, however, pay its share of statutory penalties awarded against the CEDING COMPANY in connection with insurance reinsured under this Agreement if the REINSURER elected to join in the contest of the coverage in question.

Article XII

Claims (continued)

The parties recognize that circumstances may arise in which equity would require the REINSURER, to the extent permitted by law, to share proportionately in certain assessed damages. Such circumstances are difficult to define in advance, but generally would be those situations in which the REINSURER was an active party and directed, consented to, or ratified the act, omission or course of conduct of the CEDING COMPANY which ultimately resulted in the assessment of the extra-contractual damages, other than statutory damages. In such situations, the REINSURER and the CEDING COMPANY shall share such damages so assessed, in equitable proportions. For purposes of this provision, the following definitions will apply:

" Punitive Damages " are those damages awarded as a penalty, the amount of which is neither governed nor fixed by statute;

" Statutory Penalties " are those amounts awarded as a penalty, but fixed in amount by statute;

" Compensatory Damages " are those amounts awarded to compensate for the actual damages sustained and are not awarded as a penalty, nor fixed in amount by statute.

E. In no event will the REINSURER be liable for expenses incurred in connection with a dispute or contest arising out of conflicting or any other claims of entitlement to policy proceeds or benefits, providing the REINSURER makes payment of the full amount of reinsurance to the CEDING COMPANY when the REINSURER is first notified of the claim.

F. If the amount of insurance changes because of a misstatement of age, sex or other rate classification, the REINSURER'S share of reinsurance liability will change proportionately. Reinsurance premiums will be adjusted from the inception of the policy, and any difference will be settled without interest.

Article XIII

Negotiation

A. Within ten (l0) days after one of us has given the other the first written notification of a specific dispute, each of us will appoint a designated officer to attempt to resolve the dispute. The officers will meet at a mutually agreeable location as early as possible and as often as necessary, in order to gather and furnish the other with all appropriate and relevant information concerning the dispute. The officers will discuss the problem and will negotiate in good faith without the necessity of any formal arbitration proceedings. During the negotiation process, all reasonable requests made by one officer to the other for information will be honored. The specific format for such discussions will be decided by the designated officers.

B. If the officers cannot resolve the dispute within thirty (30) days of their first meeting, we agree that we will submit the dispute to formal arbitration as provided in Article XIV. However, we may agree in writing to extend the negotiation period for an additional thirty (30) days.

Article XIV

Arbitration

A. It is the intention of the CEDING COMPANY and the REINSURER that the customs and practices of the insurance and reinsurance industry will be given full effect in the operation and interpretation of this Agreement. The parties agree to act in all things with the highest good faith. If, after the negotiation required by Article XIII, the REINSURER and the CEDING COMPANY cannot mutually resolve a dispute which arises out of or relates to this Agreement, however, the dispute will be decided through arbitration. The arbitrators will base their decision on the terms and conditions of this Agreement plus, as necessary, on the customs and practices of the insurance, and reinsurance industry rather than solely on a strict interpretation of the applicable law; there will be no appeal from their decision, and any court having jurisdiction of the subject matter and the parties may reduce that decision to judgment.

B. To initiate arbitration, either the REINSURER or the CEDING COMPANY will notify the other party in writing of its desire to arbitrate, stating the nature of its dispute and the remedy sought. The party to which the notice is sent will respond to the notification in writing within ten (10) days of its receipt.

C. There will be three arbitrators who will be current or former officers of life insurance companies other than the contracting companies or affiliates thereof. Each of the contracting companies will appoint one of the arbitrators and these two arbitrators will select the third. If either party refuses or neglects to appoint an arbitrator within sixty (60) days, the other party may appoint the second arbitrator. If the two arbitrators do not agree on a third arbitrator within sixty (60) days of their appointment, then the appointment of said third arbitrator will be chosen by ARIAS-US. Once chosen, the arbitrators are empowered to decide all substantive and procedural issues by a majority of votes.

D. It is agreed that each of the three arbitrators should be impartial regarding the dispute and should resolve the dispute on the basis described in Section A of this Article.

E. The arbitration hearing will be held on the date fixed by the arbitrators in New York City. In no event will this date be later than six (6) months after the appointment of the third arbitrator. As soon as possible, the arbitrators will establish pre-arbitration procedures as warranted by the facts and issues of the particular case. At least ten (10) days prior to the arbitration hearing, each party will provide the other party and the arbitrators with a detailed statement of the facts and arguments it will present at the arbitration hearing. The arbitrators may consider any relevant evidence; they will give the evidence such weight as they deem it entitled to after consideration of any objections raised concerning it. Each party may examine any witnesses who testify at the arbitration hearing.

F. The cost of arbitration will be divided equally between the parties, unless the arbitrators decide otherwise.

Article XV

Insolvency

A. In the event of the insolvency of the CEDING COMPANY, all reinsurance will be payable on the basis of the liability of the CEDING COMPANY on the policies reinsured, directly to the CEDING COMPANY or its liquidator, receiver or statutory successor without diminution because of the insolvency of the CEDING COMPANY.

B. In the event of insolvency of the CEDING COMPANY, the liquidator, receiver or statutory successor will within a reasonable time after the claim is filed in the insolvency proceeding, give written notice to the REINSURER of all pending claims against the CEDING COMPANY on any policies reinsured. While a claim is pending, the REINSURER may investigate and interpose, at its own expense, in the proceedings where the claim is adjudicated, any defense or defenses which it may deem available to the CEDING COMPANY or its liquidator, receiver or statutory successor. The expenses incurred by the REINSURER will be chargeable, subject to court approval, against the CEDING COMPANY as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the CEDING COMPANY solely as a result of the defense undertaken by the REINSURER. Where two or more Reinsurers are participating in the same claim and a majority in interest elect to interpose a defense or defenses to any such claim, the expenses will be apportioned in accordance with the terms of the reinsurance agreement as though such expense had been incurred by the CEDING COMPANY.

C. Any debts or credits, matured or unmatured, liquidated or unliquidated, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits, as the case may be, and will be offset, and only the balance will be allowed or paid. If either the REINSURER or the CEDING COMPANY is under formal insolvency proceedings, this right of offset shall be subject to the laws of the state exercising primary jurisdiction over such proceedings.

D. In the event of insolvency of the REINSURER and upon giving written notice to the REINSURER, the CEDING COMPANY may recapture all of the business reinsured by the REINSURER under this Agreement.

Article XVI

Right to Inspect

The REINSURER and the CEDING COMPANY, each may at all reasonable times inspect original papers, records, books, files, etc., relating to the business under this Agreement.

Article XVII

Duration of Agreement

A. This Agreement shall be unlimited in duration, but may be terminated as to new reinsurance at any time by either party giving ninety (90) days' written notice of termination. The day the notice is mailed to the other party's Home Office, or, if the mail is not used, the day it is delivered to the other party's Home Office or to an Officer of the other party, will be the first day of the ninety (90) day period.

B. During the ninety (90) day period, this Agreement will continue to operate in accordance with its terms.

C. The REINSURER and the CEDING COMPANY will remain liable after termination, in accordance with the terms and conditions of this Agreement, with respect to all reinsurance effective prior to termination of this Agreement.

D. If at any time the REINSURER is no longer licensed or an accredited reinsurer in the state of New York, it shall take all actions necessary or appropriate to ensure that the CEDING COMPANY receives credit for all reinsurance hereunder in its Annual Statement to the New York State Insurance Department, including but not limited to providing a letter of credit or reinsurance trust, costs to be borne by the REINSURER, and compliance with New York Regulation 20.

Article XVIII

Miscellaneous

A. This Agreement, inclusive of all Schedules, shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

B. This is an agreement of indemnity reinsurance solely between CEDING COMPANY and REINSURER. Neither the cession nor the acceptance or risks under this Agreement will create any right in any other person or any right or legal relationship between the REINSURER and the insured, owner or beneficiary of any policy or contract issued by the CEDING COMPANY.

C. Notices: Any notice or communication given pursuant to this Reinsurance Agreement must be in writing and (a) delivered personally, (b) sent by facsimile or other similar transmission to a number specified in writing by the recipient, (c) delivered by overnight express, or (d) sent by registered or certified mail, postage prepaid, return receipt requested, as follows:

1. If to the CEDING COMPANY:
   MONY LIFE INSURANCE COMPANY OF AMERICA
   Reinsurance Department – 11th Floor
   1290 Avenue of the Americas
   New York, New York 10104

2. If to the REINSURER:
   RGA REINSURANCE COMPANY
   1370 Timberlake Manor Parkway
   Chesterfield, Missouri 63017-6039

All notices and other communications required or permitted under this Reinsurance Agreement that are addressed as provided in this Section will (a) if delivered personally or by overnight express, be deemed given upon delivery; (b) if delivered by facsimile transmission or other similar transmission, be deemed given when electronically confirmed, and (c) if sent by registered or certified mail, be deemed given when marked postage prepaid by the sender's terminal. Any party from time to time may change its address, but no such notice of change will be deemed to have been given until it is actually received by the party sought to be charged with the contents thereof. The more specific requirements of Article II and III shall apply to notices thereunder.

D. This agreement shall be binding to the parties and their respective successors and permitted assignees. This agreement may not be assigned by either party without the written consent of the other. This agreement may be modified or amended only by a writing duly executed and delivered on behalf of each party by its respective duly authorized officers.

Article XIX

DAC Tax Article
Treasury Regulation Section 1.848-2 (g)(8) Election

The CEDING COMPANY and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 29, 1992, under Section 848 of the Internal Revenue Code 1986, as amended. This election shall be effective for 1993 and all subsequent taxable years for which this Agreement remains in effect.

1. The term "party" will refer to either the CEDING COMPANY or the REINSURER as appropriate.

2. The terms used in this Article are defined by reference to Treasury Regulations Section 1.848-2 in effect as of December 29, 1992.

3. The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of IRC Section 848(c)(1).

4. Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency. The parties also agree to exchange information which may be otherwise required by the IRS.

5. The CEDING COMPANY will submit a schedule to the REINSURER by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule will be accompanied by a statement signed by an officer of the CEDING COMPANY stating that the CEDING COMPANY will report such net consideration in its tax return for the preceding calendar year.

6. The REINSURER may contest such calculation by providing an alternate calculation to the CEDING COMPANY in writing within thirty (30) days of the REINSURER'S receipt of the CEDING COMPANY'S calculation. If the REINSURER does not so notify the CEDING COMPANY, the REINSURER will report the net consideration as determined by the CEDING COMPANY in the REINSURER'S tax return for the previous calendar year.

7. If the REINSURER contests the CEDING COMPANY'S calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within thirty (30) days of the date the REINSURER submits its alternate calculation. If the REINSURER and CEDING COMPANY reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

Article XX

Offset

Any debts or credits, in favor of or against either the REINSURER or the CEDING COMPANY with respect to this Agreement are deemed mutual debts or credits and will be offset and only the balance will be allowed or paid.

The right of offset will not be affected or diminished because of the insolvency of either party.

Article XXI

Confidentiality

A. Protecting the Confidentiality of Nonpublic Personal Information: The REINSURER will keep all Nonpublic Personal Information disclosed to it by the CEDING COMPANY at any time prior to or subsequent to the date hereof in connection with or pursuant to any this Agreement strictly confidential, will not use such Nonpublic Personal Information for any purpose other than in connection with its activities as REINSURER under this Agreement, and will not disclose any Nonpublic Personal Information to any other person except in accordance with applicable Privacy Laws and Regulations (See, for example, §420.11(a) of New York Insurance Department Regulation 169). The REINSURER will also take appropriate steps to develop and implement safeguards to protect the security, confidentiality and integrity of the Nonpublic Personal Information in its possession in accordance with applicable Privacy Laws and Regulations (See, for example, §501(b) of the Gramm-Leach-Bliley Act and New York Insurance Department Regulation 173) and to report to the ceding party, upon request, from time to time with regard to the same. The assuming company acknowledges that remedies at law may be inadequate to protect against breach of this paragraph and therefore agrees to the granting of injunctive relief if it breaches this Addendum.

B. Proprietary Information

1. The CEDING COMPANY and REINSURER acknowledge that compliance with the terms of this Agreement may require that they exchange Proprietary Information with each other.

2. Proprietary Information includes, but is not limited to, business plans, trade secrets, experience studies, underwriting manuals, guidelines an decisions, applications, policy forms, quote terms, actuarial data and assumptions, valuations, financial condition, and the specific terms and conditions of this Agreement.

3. Proprietary Information will not include information that:

   i) is or becomes available to the general public other than as a result of disclosure by the party receiving the information (hereinafter the "Recipient");

   ii) is developed independently by the Recipient;

   iii) is acquired by the Recipient from a third party that is not known by the Recipient to be bound to keep the information confidential; or

   iv) was already within the possession of the Recipient, and not subject to a confidentiality agreement, prior to being furnished by the other party.

C. The CEDING COMPANY and REINSURER shall hold all Proprietary Information pertaining to this Agreement in Confidence and will not disclose such information except to their own directors, officers, employees, affiliates, and advisors (collectively the "Representatives") who need to know such information in connection with the proper execution of this

Article XXI

Confidentiality (continued)

Agreement. Furthermore, the CEDING COMPANY and REINSURER shall inform all Representatives of the confidentiality of the Proprietary Information and will direct such Representatives to treat the information accordingly.

D. The CEDING COMPANY may disclose Proprietary Information to its REINSURER as necessary to perform its internal risk-management functions and to comply with the REINSURER'S requirements. The CEDING COMPANY or REINSURER may disclose Proprietary Information to its external auditors as necessary to comply with audit requirements. The parties will take reasonable steps to assure such outside parties maintain the confidentiality of such Proprietary Information.

E. The CEDING COMPANY agrees that REINSURER may, in the normal course of its business, share Information with other insurance and reinsurance companies (“Retrocessionaires”) to the extent necessary to retrocede risk to the Retrocessionaires, so long as the Retrocessionaires have agreed to maintain the confidentiality of the Information on terms substantially similar to this Agreement.

F. Either party may disclose Proprietary Information when legally compelled to do so. In such event, the party so compelled will provide the other party with prompt notice prior to disclosure so that the other party may seek an appropriate remedy.

G. The CEDING COMPANY and REINSURER understand and agree that any disclosure of Proprietary Information may cause irreparable harm to either party for which monetary damages may not be an adequate remedy. Accordingly, in the event of any breach or threatened breach of this article of the Agreement, the CEDING COMPANY or REINSURER shall be entitled to injunctive relief in addition to any other available remedies. Nothing in the Arbitration Article of this Agreement shall limit or be deemed to limit the right to injunctive relief as provided in this paragraph.

H. The provisions of this Article XXI shall survive termination of this Agreement.

Article XXII

Severability

If any provision of this Agreement is determined to be invalid or unenforceable, such determination will not impair or affect the validity or the enforceability of the remaining provisions of this Agreement.

Article XXIII

Execution of Agreement

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, in duplicate, by their respective duly authorized officers.

MONY LIFE INSURANCE COMPANY OF AMERICA	**RGA REINSURANCE COMPANY**
On ____________________, 2005	On ____________________, 2005
By: ________________________ Title	By: ________________________ Title
On ____________________, 2005	On ____________________, 2005
By: ________________________ Title	By: ________________________ Title

SCHEDULE A

PLANS OF INSURANCE

MONY Term Series
- MONY ART (Annual Renewable Term – 10 Year renewable annual increasing premium term)
- MONY YRT – renewable to age 85 with increasing premiums.

Permanent Products with 45 Underwriting Classes
- MONY Universal Life (Universal Life)
- MONY Variable Universal Life (Variable Universal Life)
- MONY Interest Sensitive Whole Life (ISWL)
- MONY Survivorship Universal Life (Universal Joint Last To Die)

Permanent Products with 4 Underwriting Classes
- MONY Whole Life*
- MONY Whole @ 90 (MONY Value Max)*

Riders
- Lapse Protection Rider (MONY VUL)
- Integrated Term Rider (MONY UL, MONY VUL, MONY SUL)
- Estate Protection Rider (MONY SUL)
- Primary Insured Term Rider (UL, VUL, and MONY Whole Life)

SCHEDULE B

REINSURANCE SPECIFICATIONS

Reinsurer's Percentage of Automatic Risks

xxx%

Automatic Binding Limit

The CEDING COMPANY can cede risks automatically up to the following limits:

		Standard	xxx%-xxx%	xxx%-xxx%
Issue Ages:	0-75:	$xxxM	$xxxM	$xxxM
	76-85:	$xxxM	$xxxM	$xxxM
	86-90:	$xxxM	$xxxM	$xxxM

Foreign Nationals	$xxxxx
Professional Athletes High Profile Entertainers Private Pilots Ratable Avocations	Must be submitted Facultative

Jumbo Limit (inforce and applied for)

U.S. and Canada	$xxxxx
Foreign Nationals	$xxxxx

SCHEDULE C

Premium Rates

Reinsurance premiums for automatic and facultative business will be based on the 1975-80 Basic Select and Ultimate tables with Manulife older age extension, Age Nearest Birthday (see Schedule C-1), times the following pay percentages:

ART Products

U/W Class	Years 1+
Ultimate Select Non-Tobacco	xxx%
Select Non-Tobacco	xxx%
Standard Non-Tobacco	xxx%
Select Tobacco	xxx%
Standard Tobacco	xxx%

Permanent Products with 5 Underwriting Classes

U/W Class	Years 1+
Ultimate Select Non-Tobacco	xxx%
Select Non-Tobacco	xxx%
Standard Non-Tobacco	xxx%
Select Tobacco	xxx%
Standard Tobacco	xxx%

Permanent Products with 4 Underwriting Classes

U/W Class	Single	Joint
Select Non-Tobacco	xxx%	xxx%
Standard Non-Tobacco	xxx%	xxx
Select Tobacco	xxx%	xxx
Standard Tobacco	xxx%	xxx

Permanent Products with 2 Underwriting Classes

U/W Class	Single	Joint
Standard Non-Tobacco	xxx%	xxx
Standard Tobacco	xxx%	xxx

For all unisex single life rates, use a mix of xxx% male and xxx% female rates.
For all unisex joint life rates, use a mix of xxx% male and xxx% female rates.

SCHEDULE C

Premium Rates (continued)

Joint-Life Premiums

The joint-life premiums will be calculated on an exact-age basis using the above percentages of the 1975-80 Basic Select and Ultimate Table with Manulife older age extention, Age Nearest Birthday (see Schedule C-1), or the substandard premiums for individual lives and the Frasierization method, as described below, subject to the minimum rate of $xxx per $1,000 net amount at risk.

Frasierization method for two insureds, issue ages x and y, and policy year t:

A. For issue age x and any policy year i, define q_{x+i-1} to be the appropriate percentage of the 1975-80 Basic Select and Ultimate Table, Age Nearest Birthday, for issue age x and policy year i, divided by 1000.

B. For issue age y and any policy year i, define q_{y+i-1} to be the appropriate percentage of the 1975-80 Basic Select and Ultimate Table, Age Nearest Birthday, for issue age y and policy year i, divided by 1000.

C. For issue age x and policy year t, define ${}_tp_x = \prod_{i=1}^{t}(1-q_{x+i-1}) = (1 - q_x) * (1 - q_{x+1}) * \ldots * (1 - q_{x+t-1})$

D. For issue age y and policy year t, define ${}_tp_y = \prod_{i=1}^{t}(1-q_{y+i-1}) = (1 - q_y) * (1 - q_{y+1}) * \ldots * (1 - q_{y+t-1})$

E. Define ${}_tp_{\overline{xy}} = {}_tp_x + {}_tp_y - ({}_tp_x \times {}_tp_y)$.

Calculate the Frasierized joint-last survivor premium for issue ages x and y and policy year t as

$1000 \times (1 - \frac{{}_tp_{\overline{xy}}}{{}_{t-1}p_{\overline{xy}}})$. If t=1, use 1000 x (1 - ${}_tP_{\overline{xy}}$).

Note: If one life is uninsurable, reinsurance premiums will be equal to the single life rates on the insurable life.

Rider Premium Rates

Use the same rates as those applied to the base policy.

SCHEDULE C

Premium Rates (continued)

Substandard Premium Rates

xxx% per table times the Standard Non-Tobacco or Tobacco premiums that would apply to the product being reinsured if it had been underwritten as standard.

Flat Extras

The flat extra premium will be the annual flat extra premium which the CEDING COMPANY charges the insured on that amount of the insurance reinsured less the following allowances:

Type	Year 1	Years 2+
Permanent (6+)	xxx%	xxx%
Temporary	xxx%	xxx%

Schedule C-1

75-80 Basic Select and Ultimate with Manulife extension, Age Nearest Birthday
Male

	Duration															
Issue Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16+
1	0.49	0.47	0.42	0.36	0.28	0.23	0.22	0.22	0.24	0.24	0.27	0.30	0.38	0.54	0.68	1.01
2	0.35	0.37	0.33	0.28	0.23	0.22	0.21	0.24	0.24	0.27	0.30	0.37	0.54	0.68	1.01	1.14
3	0.35	0.29	0.25	0.23	0.22	0.20	0.22	0.24	0.27	0.30	0.37	0.53	0.68	1.01	1.14	1.22
4	0.29	0.25	0.23	0.22	0.20	0.22	0.24	0.27	0.30	0.36	0.52	0.66	0.99	1.11	1.22	1.31
5	0.25	0.23	0.22	0.20	0.22	0.24	0.27	0.30	0.36	0.50	0.66	0.96	1.09	1.16	1.31	1.37
6	0.23	0.22	0.20	0.22	0.24	0.27	0.30	0.36	0.50	0.66	0.94	1.07	1.14	1.21	1.37	1.40
7	0.19	0.20	0.22	0.24	0.27	0.30	0.35	0.50	0.66	0.87	1.05	1.13	1.19	1.23	1.40	1.41
8	0.18	0.21	0.21	0.27	0.29	0.35	0.50	0.66	0.87	1.05	1.13	1.19	1.23	1.30	1.39	1.40
9	0.19	0.20	0.24	0.29	0.35	0.50	0.66	0.87	1.05	1.13	1.19	1.23	1.30	1.35	1.36	1.38
10	0.18	0.22	0.27	0.35	0.50	0.66	0.87	1.05	1.13	1.19	1.23	1.30	1.35	1.36	1.32	1.34
11	0.20	0.25	0.34	0.50	0.66	0.87	1.05	1.13	1.19	1.23	1.30	1.35	1.36	1.30	1.27	1.29
12	0.23	0.32	0.50	0.66	0.87	1.05	1.13	1.19	1.23	1.30	1.35	1.36	1.30	1.25	1.20	1.24
13	0.30	0.46	0.63	0.87	1.05	1.12	1.19	1.22	1.24	1.28	1.31	1.30	1.25	1.20	1.16	1.20
14	0.44	0.59	0.87	1.05	1.12	1.17	1.22	1.23	1.23	1.24	1.26	1.25	1.19	1.16	1.13	1.17
15	0.58	0.87	1.05	1.12	1.17	1.21	1.23	1.22	1.20	1.20	1.19	1.18	1.13	1.12	1.11	1.14
16	0.87	1.05	1.12	1.17	1.21	1.20	1.21	1.19	1.16	1.14	1.12	1.12	1.09	1.09	1.09	1.12
17	1.05	1.12	1.17	1.21	1.20	1.18	1.18	1.15	1.11	1.07	1.05	1.06	1.05	1.06	1.08	1.11
18	1.03	1.10	1.13	1.15	1.14	1.11	1.11	1.07	1.04	1.01	1.00	1.02	1.01	1.03	1.07	1.12
19	1.00	1.05	1.06	1.07	1.05	1.04	1.02	0.98	0.96	0.95	0.97	0.97	0.98	1.01	1.07	1.14
20	0.93	0.97	0.97	0.97	0.97	0.95	0.93	0.90	0.90	0.91	0.93	0.94	0.96	1.01	1.08	1.17
21	0.84	0.87	0.87	0.87	0.87	0.86	0.85	0.83	0.85	0.86	0.90	0.92	0.96	1.02	1.11	1.22
22	0.73	0.76	0.76	0.76	0.77	0.77	0.77	0.77	0.80	0.83	0.88	0.91	0.96	1.04	1.15	1.28
23	0.73	0.76	0.75	0.75	0.75	0.76	0.77	0.77	0.80	0.84	0.90	0.94	1.00	1.10	1.21	1.36
24	0.73	0.74	0.73	0.73	0.74	0.76	0.77	0.78	0.82	0.87	0.93	0.97	1.05	1.17	1.29	1.45
25	0.72	0.72	0.72	0.72	0.74	0.76	0.77	0.79	0.84	0.90	0.96	1.03	1.12	1.25	1.38	1.56
26	0.70	0.70	0.71	0.72	0.73	0.76	0.78	0.82	0.88	0.95	1.02	1.09	1.20	1.35	1.49	1.70
27	0.68	0.68	0.70	0.71	0.73	0.77	0.81	0.86	0.92	1.01	1.08	1.17	1.30	1.47	1.63	1.87
28	0.66	0.68	0.71	0.73	0.76	0.81	0.86	0.92	1.00	1.08	1.17	1.28	1.42	1.61	1.81	2.07
29	0.65	0.68	0.73	0.76	0.81	0.86	0.92	1.00	1.08	1.17	1.28	1.42	1.58	1.81	2.03	2.31
30	0.64	0.68	0.76	0.81	0.86	0.92	1.00	1.08	1.17	1.28	1.42	1.58	1.81	2.03	2.26	2.58
31	0.63	0.69	0.79	0.86	0.92	1.00	1.08	1.17	1.28	1.42	1.58	1.81	2.03	2.26	2.53	2.89
32	0.63	0.71	0.84	0.92	1.00	1.08	1.17	1.28	1.40	1.58	1.81	2.03	2.26	2.53	2.83	3.24
33	0.63	0.72	0.88	0.98	1.08	1.17	1.28	1.40	1.58	1.78	2.01	2.25	2.53	2.83	3.17	3.61
34	0.63	0.73	0.93	1.05	1.17	1.28	1.40	1.58	1.78	2.01	2.24	2.53	2.81	3.16	3.54	4.02
35	0.63	0.76	0.99	1.14	1.28	1.40	1.58	1.78	2.01	2.24	2.53	2.80	3.13	3.52	3.94	4.45
36	0.65	0.79	1.06	1.25	1.40	1.58	1.78	2.01	2.24	2.53	2.80	3.10	3.48	3.91	4.36	4.92
37	0.67	0.84	1.15	1.37	1.58	1.78	2.01	2.24	2.53	2.80	3.08	3.43	3.86	4.32	4.82	5.44
38	0.70	0.89	1.23	1.47	1.70	1.91	2.16	2.41	2.72	3.04	3.35	3.76	4.25	4.78	5.33	6.00
39	0.74	0.95	1.33	1.59	1.83	2.07	2.33	2.60	2.93	3.27	3.64	4.10	4.67	5.28	5.88	6.61
40	0.79	1.02	1.45	1.73	2.00	2.23	2.51	2.79	3.13	3.51	3.94	4.47	5.13	5.82	6.48	7.27
41	0.85	1.11	1.59	1.90	2.17	2.42	2.70	2.98	3.33	3.75	4.24	4.86	5.62	6.41	7.12	8.01
42	0.92	1.22	1.76	2.09	2.37	2.62	2.89	3.18	3.52	3.99	4.57	5.28	6.15	7.05	7.85	8.82
43	0.99	1.37	1.92	2.30	2.61	2.88	3.18	3.47	3.83	4.33	4.96	5.71	6.63	7.61	8.50	9.73
44	1.08	1.53	2.11	2.52	2.86	3.17	3.47	3.79	4.17	4.70	5.37	6.16	7.16	8.20	9.22	10.75
45	1.17	1.72	2.31	2.75	3.13	3.47	3.79	4.14	4.56	5.08	5.80	6.66	7.73	8.85	10.02	11.89
46	1.28	1.94	2.51	3.00	3.40	3.78	4.14	4.56	4.91	5.48	6.28	7.19	8.35	9.56	10.89	13.17
47	1.39	2.17	2.73	3.25	3.69	4.13	4.56	4.89	5.31	5.93	6.79	7.78	9.03	10.34	11.85	14.57
48	1.49	2.27	2.84	3.40	3.90	4.38	4.87	5.28	5.80	6.49	7.53	8.64	9.94	11.30	12.79	16.07
49	1.60	2.35	2.95	3.54	4.09	4.62	5.18	5.70	6.33	7.12	8.36	9.60	10.96	12.32	13.75	17.71
50	1.70	2.42	3.04	3.66	4.29	4.87	5.51	6.15	6.93	7.83	9.30	10.69	12.06	13.40	14.77	19.50

Schedule C-1

75-80 Basic Select and Ultimate with Manulife extension, Age Nearest Birthday
Male

	Duration															
Issue Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16+
51	1.80	2.48	3.12	3.77	4.47	5.12	5.86	6.65	7.59	8.61	10.35	11.89	13.24	14.56	15.83	21.47
52	1.90	2.52	3.17	3.85	4.65	5.38	6.23	7.20	8.32	9.48	11.51	13.18	14.52	15.80	16.96	23.65
53	2.06	2.75	3.46	4.23	5.08	5.90	6.84	7.89	9.11	10.43	12.63	14.52	15.80	16.96	19.16	26.05
54	2.23	2.99	3.78	4.64	5.57	6.47	7.52	8.66	9.96	11.44	13.85	15.80	16.96	19.16	21.62	28.69
55	2.41	3.27	4.12	5.10	6.11	7.11	8.27	9.50	10.86	12.54	15.17	16.96	19.16	21.62	24.39	31.57
56	2.61	3.56	4.51	5.61	6.71	7.83	9.09	10.38	11.83	13.73	16.62	19.16	21.62	24.39	27.47	34.68
57	2.82	3.89	4.94	6.18	7.38	8.60	9.96	11.33	12.87	15.03	18.21	21.36	24.39	27.15	30.87	38.00
58	2.96	4.13	5.44	6.74	8.10	9.20	10.59	12.05	13.66	15.94	19.22	22.43	25.64	28.58	32.76	41.60
59	3.10	4.37	6.00	7.34	8.87	9.82	11.23	12.79	14.47	16.88	20.25	23.49	26.85	29.94	34.70	45.54
60	3.23	4.63	6.61	7.97	9.71	10.46	11.89	13.57	15.32	17.85	21.28	24.48	27.97	31.28	36.71	49.90
61	3.37	4.89	7.26	8.64	10.46	11.59	12.58	14.38	16.18	18.82	22.26	25.39	29.04	32.61	38.82	54.71
62	3.50	5.14	7.97	9.36	11.59	11.83	13.29	15.21	17.05	19.77	23.18	26.21	30.06	33.93	41.03	60.03
63	3.89	5.77	8.74	10.48	11.83	13.29	15.21	17.05	20.11	22.42	25.79	28.87	33.14	37.75	44.66	65.85
64	4.32	6.47	9.57	11.73	13.29	15.21	17.05	20.11	22.42	25.79	28.69	32.93	36.55	42.02	48.60	72.18
65	4.80	7.26	10.50	13.13	15.21	17.05	20.11	22.42	25.79	28.69	32.93	35.12	40.34	46.75	52.83	79.02
66	5.32	8.14	11.51	14.69	17.05	20.11	22.42	25.79	28.69	32.93	34.69	38.78	44.51	51.97	57.68	86.36
67	5.91	9.12	12.62	16.42	20.11	22.42	25.79	28.69	32.93	34.47	38.42	42.80	49.08	57.68	62.18	94.12
68	6.51	10.04	13.89	18.04	22.04	24.54	28.23	31.44	34.47	37.82	42.14	46.91	53.73	62.18	67.77	102.35
69	7.17	11.05	15.25	19.76	24.12	26.87	30.94	34.47	37.82	41.49	46.20	51.36	58.72	67.77	73.69	111.41
70	7.89	12.14	16.72	21.64	26.41	29.44	33.92	37.82	41.49	45.48	50.57	56.13	64.00	73.69	80.22	121.31
71	9.53	14.60	19.60	24.97	29.44	34.32	41.78	48.80	57.45	65.58	74.61	84.52	95.47	107.84	121.31	132.05
72	11.40	16.64	22.87	28.77	34.15	39.89	48.34	56.16	65.58	74.61	84.52	95.39	107.67	121.31	132.05	143.63
73	13.52	19.13	26.61	33.20	39.52	46.21	55.72	64.40	74.61	84.52	95.39	107.62	121.31	132.05	143.63	156.05
74	15.94	22.46	30.70	38.25	45.60	53.35	64.01	73.58	84.52	95.39	107.62	121.31	132.05	143.63	156.05	169.12
75	18.71	26.26	35.35	43.95	52.45	61.35	73.23	83.67	95.39	107.62	121.31	132.05	143.63	156.05	169.12	182.61
76	21.88	30.62	40.61	50.35	60.12	70.26	83.39	94.78	107.62	121.31	132.05	143.63	156.05	169.12	182.61	196.52
77	25.51	34.90	46.52	57.51	68.66	80.09	94.57	107.29	121.31	132.05	143.63	156.05	169.12	182.61	196.52	210.85
78	29.63	40.42	53.12	65.47	78.04	90.90	107.18	121.31	132.05	143.63	156.05	169.12	182.61	196.52	210.85	225.60
79	34.65	46.62	60.45	74.20	88.36	103.10	121.31	132.05	143.63	156.05	169.12	182.61	196.52	210.85	225.60	240.77
80	40.30	53.54	68.50	83.78	99.99	116.79	132.05	143.63	156.05	169.12	182.61	196.52	210.85	225.60	240.77	256.36
81	46.63	61.18	77.33	94.56	113.02	132.05	143.63	156.05	169.12	182.61	196.52	210.85	225.60	240.77	256.36	272.37
82	53.65	69.60	87.27	106.64	127.54	143.63	156.05	169.12	182.61	196.52	210.85	225.60	240.77	256.36	272.37	288.80
83	61.41	79.10	98.40	120.07	143.63	156.05	169.12	182.61	196.52	210.85	225.60	240.77	256.36	272.37	288.80	305.65
84	72.42	89.77	110.78	134.94	156.05	169.12	182.61	196.52	210.85	225.60	240.77	256.36	272.37	288.80	305.65	322.92
85	84.92	104.32	124.48	151.33	169.12	182.61	196.52	210.85	225.60	240.77	256.36	272.37	288.80	305.65	322.92	340.61
86	99.04	117.78	139.58	169.12	182.61	196.52	210.85	225.60	240.77	256.36	272.37	288.80	305.65	322.92	340.61	358.72
87	114.90	134.20	155.97	182.61	196.52	210.85	225.60	240.77	256.36	272.37	288.80	305.65	322.92	340.61	358.72	377.25
88	132.64	152.21	173.48	196.52	210.85	225.60	240.77	256.36	272.37	288.80	305.65	322.92	340.61	358.72	377.25	396.20
89	143.75	164.35	186.69	210.85	225.60	240.77	256.36	272.37	288.80	305.65	322.92	340.61	358.72	377.25	396.20	415.57
90	155.22	176.87	200.31	225.60	240.77	256.36	272.37	288.80	305.65	322.92	340.61	358.72	377.25	396.20	415.57	435.36

Schedule C-1

75-80 Basic Select and Ultimate with Manulife extension, Age Nearest Birthday
Female

	Duration															
Issue Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16+
1	0.34	0.30	0.27	0.24	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40
2	0.28	0.27	0.24	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44
3	0.24	0.24	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47
4	0.22	0.22	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49
5	0.20	0.20	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51
6	0.19	0.18	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52
7	0.17	0.18	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53
8	0.16	0.18	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53
9	0.16	0.19	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53
10	0.16	0.21	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53
11	0.17	0.24	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.53
12	0.18	0.27	0.32	0.36	0.40	0.44	0.47	0.49	0.51	0.52	0.53	0.53	0.53	0.53	0.53	0.53
13	0.21	0.31	0.35	0.38	0.42	0.45	0.47	0.49	0.52	0.53	0.53	0.53	0.53	0.53	0.53	0.53
14	0.25	0.33	0.37	0.40	0.43	0.45	0.47	0.48	0.53	0.53	0.53	0.53	0.53	0.53	0.53	0.54
15	0.28	0.35	0.39	0.41	0.43	0.45	0.46	0.48	0.53	0.53	0.53	0.53	0.53	0.53	0.54	0.55
16	0.32	0.37	0.39	0.41	0.42	0.43	0.45	0.46	0.53	0.53	0.53	0.53	0.53	0.54	0.55	0.58
17	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.53	0.53	0.53	0.53	0.54	0.55	0.58	0.61
18	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.51	0.52	0.53	0.54	0.55	0.58	0.61	0.65
19	0.36	0.37	0.39	0.40	0.41	0.42	0.43	0.44	0.50	0.50	0.54	0.55	0.58	0.61	0.65	0.70
20	0.35	0.36	0.38	0.39	0.41	0.41	0.43	0.44	0.48	0.50	0.55	0.58	0.61	0.65	0.70	0.77
21	0.34	0.36	0.37	0.39	0.40	0.41	0.43	0.44	0.47	0.49	0.58	0.61	0.65	0.70	0.77	0.84
22	0.32	0.34	0.36	0.38	0.40	0.41	0.43	0.45	0.46	0.50	0.61	0.65	0.70	0.77	0.84	0.93
23	0.32	0.34	0.37	0.39	0.41	0.42	0.45	0.46	0.50	0.55	0.65	0.70	0.77	0.84	0.93	1.03
24	0.31	0.34	0.38	0.40	0.42	0.45	0.46	0.50	0.55	0.59	0.70	0.77	0.84	0.93	1.03	1.15
25	0.31	0.35	0.39	0.41	0.44	0.46	0.50	0.55	0.59	0.63	0.77	0.84	0.93	1.03	1.15	1.29
26	0.30	0.35	0.39	0.43	0.46	0.50	0.55	0.59	0.63	0.69	0.84	0.93	1.03	1.15	1.29	1.45
27	0.30	0.35	0.41	0.45	0.50	0.55	0.59	0.63	0.66	0.76	0.93	1.03	1.15	1.29	1.45	1.62
28	0.31	0.36	0.42	0.48	0.53	0.59	0.63	0.66	0.76	0.86	1.03	1.15	1.29	1.45	1.62	1.79
29	0.32	0.37	0.44	0.51	0.57	0.63	0.66	0.76	0.86	0.97	1.15	1.29	1.45	1.62	1.79	1.96
30	0.33	0.39	0.47	0.54	0.62	0.66	0.76	0.86	0.97	1.08	1.29	1.45	1.62	1.79	1.96	2.14
31	0.35	0.41	0.50	0.59	0.66	0.76	0.86	0.97	1.08	1.19	1.45	1.62	1.79	1.96	2.14	2.33
32	0.38	0.44	0.54	0.65	0.76	0.86	0.97	1.08	1.19	1.31	1.62	1.79	1.96	2.14	2.33	2.52
33	0.39	0.46	0.57	0.69	0.82	0.93	1.07	1.19	1.31	1.48	1.77	1.94	2.12	2.33	2.52	2.72
34	0.41	0.49	0.60	0.74	0.88	1.02	1.18	1.31	1.48	1.64	1.92	2.10	2.30	2.51	2.72	2.93
35	0.43	0.51	0.63	0.79	0.95	1.12	1.30	1.48	1.64	1.81	2.07	2.27	2.46	2.71	2.92	3.17
36	0.45	0.54	0.67	0.85	1.04	1.23	1.43	1.63	1.81	2.00	2.23	2.43	2.64	2.92	3.16	3.43
37	0.48	0.58	0.71	0.92	1.13	1.35	1.56	1.77	1.98	2.19	2.39	2.60	2.82	3.15	3.42	3.71
38	0.51	0.64	0.80	1.04	1.26	1.49	1.70	1.92	2.14	2.35	2.56	2.78	3.02	3.38	3.66	4.04
39	0.55	0.72	0.89	1.16	1.39	1.63	1.85	2.08	2.30	2.52	2.74	2.98	3.23	3.62	3.94	4.40
40	0.60	0.80	1.00	1.28	1.52	1.78	2.01	2.24	2.46	2.69	2.94	3.19	3.46	3.91	4.25	4.80
41	0.65	0.89	1.10	1.41	1.66	1.94	2.17	2.41	2.63	2.89	3.15	3.42	3.72	4.23	4.58	5.23
42	0.70	0.98	1.20	1.54	1.80	2.10	2.33	2.58	2.83	3.10	3.38	3.69	4.01	4.57	4.94	5.70
43	0.76	1.05	1.29	1.63	1.90	2.20	2.45	2.74	3.01	3.31	3.64	3.98	4.34	4.94	5.37	6.22
44	0.81	1.12	1.39	1.71	2.00	2.30	2.59	2.90	3.21	3.55	3.92	4.30	4.69	5.37	5.85	6.78
45	0.86	1.19	1.48	1.79	2.10	2.42	2.73	3.07	3.43	3.82	4.23	4.64	5.07	5.83	6.36	7.37
46	0.91	1.26	1.58	1.86	2.22	2.53	2.88	3.28	3.67	4.11	4.55	5.01	5.49	6.32	6.89	8.00
47	0.96	1.33	1.68	1.95	2.34	2.65	3.06	3.49	3.94	4.41	4.90	5.41	5.94	6.84	7.46	8.67
48	1.00	1.39	1.76	2.04	2.45	2.82	3.27	3.76	4.20	4.70	5.23	5.77	6.31	7.25	7.88	9.38
49	1.05	1.46	1.83	2.13	2.58	3.00	3.50	4.04	4.48	5.02	5.57	6.13	6.70	7.67	8.30	10.15
50	1.10	1.53	1.91	2.24	2.72	3.20	3.74	4.35	4.78	5.34	5.92	6.50	7.09	8.09	8.75	10.99

Schedule C-1

75-80 Basic Select and Ultimate with Manulife extension, Age Nearest Birthday
Female

	Duration															
Issue Age	1	2	3	4	5	6	7	8	9	10	11	12	13	14	15	16+
51	1.15	1.60	2.01	2.35	2.86	3.40	4.00	4.68	5.09	5.67	6.28	6.88	7.49	8.53	9.21	11.91
52	1.20	1.68	2.10	2.47	3.01	3.61	4.28	5.03	5.40	6.01	6.64	7.27	7.91	9.00	9.70	12.92
53	1.26	1.76	2.22	2.65	3.23	3.87	4.57	5.34	5.77	6.41	7.05	7.75	8.47	9.68	10.50	14.03
54	1.32	1.85	2.35	2.84	3.47	4.15	4.87	5.65	6.15	6.81	7.49	8.26	9.07	10.43	11.37	15.25
55	1.38	1.93	2.48	3.05	3.72	4.43	5.18	5.97	6.55	7.25	7.96	8.81	9.72	11.24	12.33	16.63
56	1.45	2.02	2.62	3.27	3.97	4.72	5.50	6.29	6.97	7.71	8.46	9.40	10.43	12.13	13.41	18.21
57	1.51	2.11	2.76	3.49	4.24	5.02	5.82	6.62	7.42	8.21	9.00	10.04	11.20	13.13	14.65	20.04
58	1.63	2.29	2.99	3.76	4.54	5.34	6.18	7.03	7.88	8.71	9.76	10.86	12.11	14.18	15.84	22.17
59	1.75	2.48	3.24	4.04	4.85	5.69	6.57	7.46	8.36	9.25	10.60	11.79	13.14	15.40	17.21	24.65
60	1.88	2.68	3.50	4.34	5.18	6.06	6.98	7.93	8.89	9.83	11.55	12.85	14.33	16.80	18.78	27.53
61	2.01	2.90	3.77	4.66	5.54	6.45	7.42	8.43	9.45	10.47	12.64	14.08	15.70	18.42	20.59	30.86
62	2.15	3.12	4.07	5.01	5.93	6.88	7.90	8.97	10.07	11.19	13.90	15.50	17.30	20.28	22.64	34.69
63	2.27	3.27	4.26	5.24	6.21	7.22	8.30	9.49	10.75	12.11	15.04	16.80	18.79	22.08	24.73	39.07
64	2.40	3.43	4.46	5.48	6.50	7.57	8.75	10.07	11.53	13.17	16.34	18.28	20.47	24.09	27.05	44.00
65	2.53	3.59	4.66	5.73	6.80	7.95	9.24	10.72	12.43	14.38	17.83	19.94	22.34	26.30	29.55	49.48
66	2.67	3.76	4.88	5.99	7.12	8.37	9.80	11.47	13.45	15.78	19.51	21.81	24.41	28.69	32.20	55.51
67	2.82	3.94	5.10	6.27	7.48	8.85	10.43	12.32	14.61	17.37	21.40	23.87	26.64	31.21	34.98	62.09
68	3.06	4.28	5.56	6.87	8.23	9.79	11.60	13.76	16.38	19.53	23.87	26.64	29.96	34.98	39.13	69.22
69	3.33	4.67	6.09	7.56	9.11	10.89	12.95	15.42	18.41	21.99	26.64	29.96	33.61	39.13	43.62	76.90
70	3.63	5.11	6.70	8.36	10.13	12.16	14.52	17.34	20.73	24.77	29.96	33.61	37.59	43.62	48.46	85.13
71	5.01	7.70	10.44	13.52	16.24	19.36	24.15	28.95	35.02	41.07	47.96	55.76	64.57	74.44	85.13	93.91
72	6.01	8.87	12.38	15.87	19.26	23.05	28.68	34.23	41.07	47.96	55.76	64.51	74.32	85.13	93.91	103.24
73	7.20	10.35	14.68	18.73	22.84	27.42	33.97	40.33	47.96	55.76	64.51	74.28	85.13	93.91	103.24	113.12
74	8.63	12.39	17.32	22.10	27.06	32.52	40.08	47.30	55.76	64.51	74.28	85.13	93.91	103.24	113.12	123.55
75	10.32	14.81	20.43	26.07	31.97	38.41	47.07	55.20	64.51	74.28	85.13	93.91	103.24	113.12	123.55	134.53
76	12.34	17.69	24.09	30.69	37.65	45.16	55.01	64.10	74.28	85.13	93.91	103.24	113.12	123.55	134.53	146.06
77	14.74	20.71	28.36	36.01	44.13	52.83	63.96	74.06	85.13	93.91	103.24	113.12	123.55	134.53	146.06	158.14
78	17.58	24.64	33.26	42.08	51.48	61.48	73.98	85.13	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77
79	21.12	29.19	38.86	48.95	59.76	71.17	85.13	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95
80	25.23	34.42	45.19	56.66	69.02	81.96	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68
81	29.98	40.36	52.30	65.27	79.31	93.91	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96
82	35.39	47.07	60.24	74.83	90.70	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79
83	41.53	54.60	69.05	85.39	103.24	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17
84	49.99	63.00	78.78	97.00	113.12	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10
85	59.59	74.19	89.47	109.70	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10	274.58
86	70.43	84.66	101.18	123.55	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10	274.58	291.61
87	82.59	97.28	113.94	134.53	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10	274.58	291.61	309.19
88	96.15	111.20	127.80	146.06	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10	274.58	291.61	309.19	327.32
89	105.02	121.08	138.76	158.14	170.77	183.95	197.68	211.96	226.79	242.17	258.10	274.58	291.61	309.19	327.32	346.00
90	114.35	131.45	150.23	170.77	183.95	197.68	211.96	226.79	242.17	258.10	274.58	291.61	309.19	327.32	346.00	365.23

SCHEDULE D

The CEDING COMPANY'S Retention Limits

Individual Life Plans			Survivorship Plans		
Ages	Retention	Equitable Rating Maximum	Oldest Age	Retention	Equitable Rating Maximum For either Insured
0-70			0-75		
71-75			76-85		
76-85			>85		
>85					

Equitable's Retention for Special Cases
The above retention limits are adjusted to $xxxM for the following cases:

- Foreign Nationals
- Private Pilots
- Professional Athletes
- High Profile Entertainers
- Ratable Avocations

SCHEDULE E

Foreign National Country Listing

The pool can be bound automatically for foreign nationals residing in the following countries:

- Argentina
- Dominican Republic (residents of Santo Domingo only)
- Mexico

All other foreign nationals must be submitted FACULTATIVELY.